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              AMERIKING, INC. WILL UNDERGO FINANCIAL RESTRUCTURING

WESTCHESTER, IL - December 4, 2002 - AmeriKing, Inc., one of the largest independent BURGER KING(R) franchisees, today announced that it has commenced voluntary bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court in Wilmington, Delaware. This filing is a necessary step in AmeriKing's planned reorganization and its ongoing negotiations with its bank group and others to restructure its balance sheet and extend the maturity of its credit facility. A detailed restructuring plan is being finalized that would allow a significant portion of the debt to be exchanged for equity ownership in the company, thereby significantly deleveraging the balance sheet and substantially reducing annual interest payments.

Additionally, AmeriKing is working with potential investors to secure an investment to fund capital improvements. All of these dollars would be invested into the restaurants to fund key capital projects such as new drive-thru systems, new signage and restaurant remodels.

As part of its restructuring plan, AmeriKing has closed 23 underperforming restaurants, leaving the company with 329 restaurants. The Company has placed the majority of the impacted employees into positions in existing restaurants.

Joe Langteau, President and Chief Executive Officer, said, "This is a critical moment in our company's history. This restructuring, when successfully completed, will enable us to significantly reduce our long-term debt and position us to accelerate our turnaround. We are committed to the BURGER KING(R) Brand and are excited about the programs underway to improve systemwide performance. We are looking forward to working closely with our bank group and Burger King Corporation to finalize the details of this restructuring agreement."

Ben Hirst, Executive Vice President of Burger King Corporation, said, "We intend to work with AmeriKing and its lenders and suppliers to achieve a fair and equitable restructuring in Chapter 11. We are confident that AmeriKing will be able to accomplish the financial restructuring and infusion of capital that are necessary to stabilize its business, strengthen its balance sheet, and improve its operations. As one of our largest franchisees, AmeriKing will continue to be an important and valued business partner of Burger King Corporation."

Headquartered in Westchester, Illinois, AmeriKing is one of the largest independent BURGER KING(R) franchisees in the United States with 329 restaurants, located primarily in twelve Midwestern and Mid-Atlantic states.

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Note on Forward-Looking Statements

Statements in this press release which are not historical, including management's intentions, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risk factors and other information set forth in AmeriKing's filings with the Securities and Exchange Commission. These forward-looking statements include, among other things, statements regarding the proposed plan of reorganization and its intended consequences, such as the company's expectations of turning around operations, the availability of DIP financing, the restoration of the company's credit availability and the anticipated deleveraging of the company's balance sheet. Although management believes that the forward-looking statements in this release are based on reasonable assumptions, actual results could differ materially from those expressed in any forward-looking statements.